EXHIBIT 99.1

                       CENDANT CORPORATION COMPLETES SALE
                  OF ENTERTAINMENT PUBLICATIONS AND GREEN FLAG;
                   CONCLUDES PROGRAM TO DIVEST NON-CORE ASSETS

             Divestiture Program Generates $4.5 Billion in Proceeds

     New York, NY, November 30, 1999--Cendant Corporation (NYSE: CD) today announced that it has completed the sale of Entertainment Publications, Inc. to The Carlyle Group and the sale of Green Flag to Direct Line for a combined total value of $735 million, thus concluding the Company's program to divest non-strategic assets. The Entertainment Publications and Green Flag transactions generated a combined pre-tax book gain of approximately $230 million.

     Entertainment Publications is the world's largest marketer and publisher of coupon books and discount programs. Green Flag is a UK roadside assistance organization, providing a wide range of emergency support and rescue services to more than 2.5 million customers representing 15% of the UK market.

     As previously reported, Cendant's program to divest non-strategic assets has resulted in the disposition of 18 business units, and has generated about $4.5 billion in proceeds. Proceeds have been primarily used to repurchase Cendant stock and reduce the Company's indebtedness. To date, the Company has reduced shares outstanding by approximately 152 million shares or 18%, has retired approximately $700 million in debt and currently has more than $1.5 billion in cash.

     Cendant's Chairman, President and CEO, Henry R. Silverman, stated: "With our divestiture program now completed, Cendant will continue to benefit from the strong internal growth of our core operations. We plan to grow our core businesses as we have in the past--by unit growth. More franchised hotels and real estate brokerages, more loan originations, more timeshare exchanges, more direct marketing programs and members and more Preferred Alliances. We will also continue to evaluate strategic opportunities."

     Cendant Corporation is a global provider of consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchisor, Cendant is among the world's leading franchisors of hotels, rental car agencies, tax preparation services and real estate brokerage offices. The Real Estate Division also includes Welcome Wagon/GETKO and the Company's residential real estate services Internet portal, CompleteHome.com. As a provider of outsourcing solutions, Cendant is the world's largest vacation exchange service, a major provider of mortgage services to consumers and the global leader in employee relocation. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services primarily to customers of its affinity partners. Other business units include NCP, the UK's largest private car park operator, and Wizcom, an information technology services provider. Headquartered in New York, NY, the Company has approximately 30,000 employees and operates in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.Cendant.com or by calling 877-4INFO-CD (877-446-3623).

     Statements  about  future  results  made in  this  release  may  constitute
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10K/A for the year ended December 31, 1998, including the resolution of the pending class action litigation.

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